Exhibit 99.1
KINDER MORGAN ANNOUNCES $0.27 PER SHARE DIVIDEND AND RESULTS FOR SECOND QUARTER OF 2021

HOUSTON, July 21, 2021 - Kinder Morgan, Inc.’s (NYSE: KMI) board of directors today approved a cash dividend of $0.27 per share for the second quarter ($1.08 annualized), payable on August 16, 2021, to stockholders of record as of the close of business on August 2, 2021. This dividend represents a 3% increase over the second quarter of 2020.

KMI is reporting a second quarter net loss attributable to KMI of $757 million, compared to a net loss attributable to KMI of $637 million in the second quarter of 2020; and distributable cash flow (DCF) of $1,025 million, compared to $1,001 million in the second quarter of 2020. This quarter’s net loss was primarily due to a $1,600 million ($1,228 million after-tax), non-cash impairment related to anticipated lower volumes and rates on contract renewals on our South Texas natural gas processing and gathering assets. Adjusted Earnings, which do not include that impairment, were $516 million for the quarter.

“As the global economy continues to recover from the pandemic, our company generated substantial Adjusted Earnings and robust coverage of this quarter’s dividend. Our shareholders continue to benefit from the philosophy that guides our decision-making: fund our expansion capital needs internally, maintain a healthy balance sheet, and return excess cash to our shareholders through dividend increases and/or share repurchases,” said KMI Executive Chairman Richard D. Kinder. “The fruits of that philosophy are clear, as we have internally funded expansion projects and steadily increased our dividend while at the same time reducing our Net Debt by more than $12 billion in the last six years.”

“Our diversified portfolio again proved its worth as we saw greater contributions relative to the second quarter of 2020 from three business segments: Natural Gas Pipelines, Products Pipelines and Terminals. The company’s performance continues to demonstrate that the need for our assets remains very strong,” said KMI Chief Executive Officer Steve Kean. “Our business segments are extremely well-positioned in markets throughout the United States, and our acquisition this quarter of the business of Stagecoach Gas Services LLC (Stagecoach) will enable us to provide even greater levels of service to our natural gas customers. With our strong participation in the liquefied natural gas (LNG) value chain, we will also increasingly benefit from growing global natural gas demand, as analysts project U.S. LNG exports will double within the coming decade.

“Closer to home, we are seeing greater interest in firm natural gas transportation and storage contracts here in Texas and in other states that suffered during the February winter storm. And we continue to highlight our services in the growing market for responsibly sourced natural gas by virtue of the low methane emission intensity of our assets. All of this makes us confident in the future of our business,” Kean said.

“While our financial performance during the quarter was quite strong, due to the non-cash impairment noted above, we generated a second quarter loss per share of $0.34, compared to a loss per share of $0.28 in the second quarter of 2020, a quarter in which we also took substantial non-cash impairments,” said KMI President Kim Dang. “At $0.45 per share, DCF per share was up $0.01 from the second quarter of 2020. We achieved $411 million of excess DCF above our declared dividend.

“In addition to the continued strength of our interconnected network of assets noted above, we made progress this quarter in positioning the company for participation in the energy transition. At only a little more than four months into its existence, our Energy Transition Ventures Group has already signed its first significant acquisition in Kinetrex Energy, a rapidly growing leader in producing and supplying renewable natural gas (RNG), which we expect to close in the third quarter. By capturing methane produced by decomposing organic waste that would otherwise be released into the atmosphere, the RNG production process reduces or even eliminates greenhouse gas emissions. We are confident that this is only the first of many opportunities that the team will find in the ongoing energy transition,” said Dang.

For the first six months of 2021, KMI reported net income attributable to KMI of $652 million, compared to a net loss attributable to KMI of $943 million for the first six months of 2020; and DCF of $3,354 million, up 48% from $2,262 million for the comparable period in 2020. The increases compared to the prior period are primarily related to the February winter storm and are therefore largely nonrecurring.

2021 Outlook

For 2021, KMI now expects to generate net income attributable to KMI of $1.7 billion and declare dividends of $1.08 per share, a 3% increase from the 2020 declared dividends. KMI expects to meet or exceed the top end of the range provided last quarter for DCF and Adjusted EBITDA. We currently anticipate generating 2021 DCF of $5.4 billion and Adjusted EBITDA of $7.9 billion. KMI also now expects to end 2021 with a Net Debt-to-Adjusted EBITDA ratio of 4.0.

As of June 30, 2021, we had over $3.9 billion of borrowing capacity under our $4 billion credit facility and over $1.3 billion in cash and cash equivalents. Our acquisition of Stagecoach, which closed July 9, was funded out of this cash. We believe this borrowing capacity, current cash on hand, and our cash from operations are more than adequate to allow us to manage our cash requirements, including maturing debt, through 2021.

Overview of Business Segments

“The Natural Gas Pipelines segment’s financial performance was up in the second quarter of 2021 relative to the second quarter of 2020,” said Dang. “The segment provided higher contributions from the Texas intrastate systems and from the full in-service of the Permian

Highway Pipeline, as well as from increased volumes on our Hiland Midstream systems. These were partially offset by lower contributions from our KinderHawk and Eagle Ford gathering and processing assets and from Fayetteville Express Pipeline (FEP).”

Natural gas transport volumes were up 4% compared to the second quarter of 2020, with the Permian Highway Pipeline going into service; increased volumes on Tennessee Gas Pipeline (TGP) due primarily to increased deliveries to LNG, power plant and Mexico customers; on the Texas intrastate systems due to increased Gulf Coast demand from industrial and LNG customers; and, on Elba Express due to increased deliveries to Elba Island. These increases were partially offset by declines on Colorado Interstate Gas Pipeline due to continued declining production in the Rockies basin and on FEP due to contract expirations. Natural gas gathering volumes were down 12% from the second quarter of 2020 across many of our systems, most notably on our KinderHawk and Eagle Ford assets.

“Contributions from the Products Pipelines segment were well up compared to the second quarter of 2020 as demand recovery intensified with the opening up of the country,” Dang said. “Crude and condensate pipeline volumes were up 6% and total refined products volumes were up 37% compared to the second quarter of 2020. Gasoline volumes were themselves above the comparable period last year by 37% and diesel volumes were up by 13%. Jet volumes are rebounding nicely, up 129% versus the second quarter of 2020. Compared to pre-pandemic levels, using the second quarter of 2019 as a reference point, road fuels (gasoline and diesel) were essentially flat, while jet fuel was about 26% lower. All refined products volumes saw significant recovery versus the first quarter of 2021, with jet fuel up 28%, gasoline up 17%, and diesel up 10% versus the prior quarter.

“Terminals segment earnings were up compared to the second quarter of 2020. Volume across our liquids network continues to improve and is approaching pre-pandemic levels. Corresponding increases in variable throughput and ancillary service fees more than offset a normalization in tank utilization to historical levels and an elevated number of tanks temporarily off-lease for routine inspection and maintenance. Our Jones Act tankers experienced a decline in fleet utilization and average charter rates during the quarter compared to the prior year period, despite the ongoing economic recovery, as charter activity tends to lag underlying supply and demand fundamentals,” said Dang. “Our bulk business continued to improve in the quarter with strong commodity pricing driving increased steel and export coal volumes compared to the second quarter of 2020.

“CO2 segment earnings were down compared to the second quarter of 2020 due to lower CO2 sales and crude volumes along with increased well work costs, partially offset by higher realized crude and NGL prices. Our realized weighted average crude oil price for the quarter was up 4% at $52.50 per barrel compared to $50.31 per barrel for the second quarter of 2020. While NGL volumes were up only 1% versus the second quarter of 2020, our weighted average NGL price for the quarter was $22.58 per barrel, up 43% from the second quarter of 2020,” said Dang. “Second quarter 2021 combined oil production across all of our fields was down 9% compared to the same period in 2020 on a net to KMI basis. CO2 sales volumes were also down 10% on a net to KMI basis. However, crude and CO2 sales volumes, as well as realized crude prices, are nicely above plan. SACROC oil production is expected to exceed plan for the year because of reduced base decline rates and improved performance on recent projects. Additionally, Wink

Pipeline achieved record throughput during the quarter due to continued strong refinery demand.”

Other News

Natural Gas Pipelines
•On July 9, 2021, KMI closed on its previously announced $1.2 billion acquisition of the business of Stagecoach Gas Services LLC, a natural gas pipeline and storage joint venture between Consolidated Edison, Inc., and Crestwood Equity Partners LP, that serves Northeast market demand areas and Marcellus supply sources. The Stagecoach assets consist of 4 natural gas storage facilities with a total FERC-certificated working gas capacity of 41 billion cubic feet and a network of FERC-regulated natural gas transportation pipelines with multiple interconnects to major interstate natural gas pipelines, including our Tennessee Gas Pipeline (TGP).
•Construction continues on the compression component of TGP’s $72 million Line 261 Upgrade project, located in Agawam, Massachusetts. The project is expected to be placed in service in November 2021.
•Construction continues on Kinder Morgan Louisiana Pipeline’s approximately $145 million Acadiana expansion project. The project is designed to provide 945,000 dekatherms per day (Dth/d) of capacity to serve Train 6 at Cheniere’s Sabine Pass Liquefaction facility in Cameron Parish, Louisiana. The project is anticipated to be placed into commercial service as early as the first quarter of 2022.

Products Pipelines
•KMI continues to advance the creation of premier biodiesel and renewable diesel hubs in Northern and Southern California. These hubs will allow customers to deliver renewable diesel and/or biodiesel for blending with regular diesel for multiple concentrations of renewable fuels.

CO2
•The CO2 segment received approval during the quarter from the City of Snyder, Texas, to increase the size of the SACROC unit with acreage immediately adjacent to it, further extending the useful life of the asset. SACROC remains a significant contributor to segment earnings.

Energy Transition Ventures
•In July, KMI announced that it had agreed to acquire Indianapolis-based Kinetrex Energy from an affiliate of Parallel49 Equity for $310 million. Kinetrex is the leading supplier of liquefied natural gas in the Midwest and a rapidly growing player in producing and supplying renewable natural gas (RNG) under long-term contracts to transportation service providers. Kinetrex has a 50% interest in the largest RNG facility in Indiana as well as signed commercial agreements to begin construction on three additional landfill based RNG facilities. Once they all become operational next year, total annual RNG production from the four sites is estimated to be over 4 billion cubic feet. KMI expects the investment to be accretive to its shareholders as the three RNG facilities become operational over the next 18 months, with the purchase price and additional development capital expenditures representing less than six times expected 2023 EBITDA. The transaction requires regulatory approval under Hart-Scott-Rodino and is expected to close in the third quarter of 2021.

Kinder Morgan, Inc. (NYSE: KMI) is one of the largest energy infrastructure companies in North America. Access to reliable, affordable energy is a critical component for improving lives around the world. We are committed to providing energy transportation and storage services in a safe, efficient and environmentally responsible manner for the benefit of the people, communities and businesses we serve. We own an interest in or operate approximately 83,000 miles of pipelines, 144 terminals, and 700 billion cubic feet of working natural gas storage capacity. Our pipelines transport natural gas, refined petroleum products, crude oil, condensate, CO2 and other products, and our terminals store and handle various commodities including gasoline, diesel fuel, chemicals, ethanol, metals and petroleum coke. For more information, please visit www.kindermorgan.com.

Please join Kinder Morgan, Inc. at 4:30 p.m. Eastern Time on Wednesday, July 21, at www.kindermorgan.com for a LIVE webcast conference call on the company’s second quarter earnings.

Non-GAAP Financial Measures

The non-generally accepted accounting principles (non-GAAP) financial measures of Adjusted Earnings and distributable cash flow (DCF), both in the aggregate and per share for each; segment earnings before depreciation, depletion, amortization (DD&A), amortization of excess cost of equity investments and Certain Items (Adjusted Segment EBDA); net income before interest expense, income taxes, DD&A, amortization of excess cost of equity investments and Certain Items (Adjusted EBITDA); Net Debt; Net Debt-to-Adjusted EBITDA; and Free Cash Flow (FCF) in relation to our CO2 segment are presented herein.

Our non-GAAP financial measures described below should not be considered alternatives to GAAP net (loss) income attributable to Kinder Morgan, Inc. or other GAAP measures and have important limitations as analytical tools. Our computations of these non-GAAP financial measures may differ from similarly titled measures used by others. You should not consider these non-GAAP financial measures in isolation or as substitutes for an analysis of our results as reported under GAAP. Management compensates for the limitations of these non-GAAP financial measures by reviewing our comparable GAAP measures, understanding the differences between the measures and taking this information into account in its analysis and its decision-making processes.

Certain Items, as adjustments used to calculate our non-GAAP financial measures, are items that are required by GAAP to be reflected in net (loss) income attributable to Kinder Morgan, Inc., but typically either (1) do not have a cash impact (for example, asset impairments), or (2) by their nature are separately identifiable from our normal business operations and in our view are likely to occur only sporadically (for example, certain legal settlements, enactment of new tax legislation and casualty losses). We also include adjustments related to joint ventures (see “Amounts from Joint Ventures” below and the accompanying Tables 4 and 7).

Adjusted Earnings is calculated by adjusting net (loss) income attributable to Kinder Morgan, Inc. for Certain Items. Adjusted Earnings is used by us and certain external users of our financial statements to assess the earnings of our business excluding Certain Items as another reflection of our ability to generate earnings. We believe the GAAP measure most directly comparable to Adjusted Earnings is net (loss) income attributable to Kinder Morgan, Inc. Adjusted Earnings per share uses Adjusted Earnings and applies the same two-class method used in arriving at basic (loss) earnings per share. (See the accompanying Tables 1 and 2.)

DCF is calculated by adjusting net (loss) income attributable to Kinder Morgan, Inc. for Certain Items (Adjusted Earnings), and further by DD&A and amortization of excess cost of equity investments, income tax expense, cash taxes, sustaining capital expenditures and other items. We also include amounts from joint ventures for income taxes, DD&A and sustaining capital expenditures (see “Amounts from Joint Ventures” below). DCF is a significant performance measure useful to management and external users of our financial statements in evaluating our performance and in measuring and estimating the ability of our assets to generate cash earnings after servicing our debt, paying cash taxes and expending sustaining capital, that could be used for discretionary purposes such as dividends, stock repurchases, retirement of debt, or expansion capital expenditures. DCF should not be used as an alternative to net cash provided by operating activities computed under GAAP. We believe the GAAP measure most directly comparable to DCF is net (loss) income attributable to Kinder Morgan, Inc. DCF per share is DCF divided by average outstanding shares, including restricted stock awards that participate in dividends. (See the accompanying Tables 2 and 3.)

Adjusted Segment EBDA is calculated by adjusting segment earnings before DD&A and amortization of excess cost of equity investments (Segment EBDA) for Certain Items attributable to the segment. Adjusted Segment EBDA is used by management in its analysis of segment performance and management of our business. General and administrative expenses and certain corporate charges are generally not under the control of our segment operating managers, and therefore, are not included when we measure business segment operating performance. We believe Adjusted Segment EBDA is a useful performance metric because it provides management and external users of our financial statements additional insight into the ability of our segments to generate cash earnings on an ongoing basis. We believe it is useful to investors because it is a measure that management uses to allocate resources to our segments and assess each segment’s performance. We believe the GAAP measure most directly comparable to Adjusted Segment EBDA is Segment EBDA. (See the accompanying Tables 3 and 7.)

Adjusted EBITDA is calculated by adjusting net (loss) income attributable to Kinder Morgan, Inc. before interest expense, income taxes, DD&A, and amortization of excess cost of equity investments (EBITDA) for Certain Items. We also include amounts from joint ventures for income taxes and DD&A (see “Amounts from Joint Ventures” below). Adjusted EBITDA is used by management and external users, in conjunction with our Net Debt (as described further below), to evaluate certain leverage metrics. Therefore, we believe Adjusted EBITDA is useful to investors. We believe the GAAP measure most directly comparable to Adjusted EBITDA is net (loss) income attributable to Kinder Morgan, Inc.. In prior periods, Net (loss) income was considered the comparable GAAP measure and has been updated to Net (loss) income attributable to Kinder Morgan, Inc. for consistency with our other non-GAAP performance measures. (See the accompanying Tables 3 and 4.)

Amounts from Joint Ventures - Certain Items, DCF and Adjusted EBITDA reflect amounts from unconsolidated joint ventures (JVs) and consolidated JVs utilizing the same recognition and measurement methods used to record “Earnings from equity investments” and “Noncontrolling interests (NCI),” respectively. The calculations of DCF and Adjusted EBITDA related to our unconsolidated and consolidated JVs include the same items (DD&A and income tax expense, and for DCF only, also cash taxes and sustaining capital expenditures) with respect to the JVs as those included in the calculations of DCF and Adjusted EBITDA for our wholly-owned consolidated subsidiaries. (See Table 7, Additional JV Information.) Although these amounts related to our unconsolidated JVs are included in the calculations of DCF and Adjusted EBITDA, such inclusion should not be understood to imply that we have control over the operations and resulting revenues, expenses or cash flows of such unconsolidated JVs.

Net Debt is calculated by subtracting from debt (1) cash and cash equivalents, (2) debt fair value adjustments, and (3) the foreign exchange impact on Euro-denominated bonds for which we have entered into currency swaps. Net Debt is a non-GAAP financial measure that management believes is useful to investors and other users of our financial information in evaluating our leverage. We believe the most comparable measure to Net Debt is debt net of cash and cash equivalents as reconciled in the notes to the accompanying Preliminary Consolidated Balance Sheets in Table 6.

CO2 Segment FCF, as used in relation to our CO2 business segment, is calculated by reducing Segment EBDA (GAAP) for our CO2 business segment by Certain Items and capital expenditures (sustaining and expansion). Management uses FCF as an additional performance measure for our CO2 segment. We believe the GAAP measure most directly comparable to FCF is Segment EBDA (GAAP). (See the accompanying Table 7.)

Our guidance for 2021 includes a forecast of net income attributable to KMI, which we previously have not provided due to the impracticability of predicting certain components of net income required by GAAP. As a result of changes to GAAP rules and guidance and our 2019 sale of Kinder Morgan Canada Limited, the impact of components related to commodity and interest rate hedge ineffectiveness and foreign currency fluctuations will be inconsequential. In addition, based on our current circumstances, we do not expect that changes in unrealized gains and losses on derivatives marked to market and potential changes in estimates for certain contingent liabilities will materially impact our ability to forecast net income for 2021. If the circumstances relating to these items or other GAAP requirements change and we determine that the difficulty of predicting components required by GAAP makes it impracticable for us to forecast net income attributable to KMI, we will cease to provide a forecast of net income attributable to KMI and will disclose the factors affecting our ability to do so. (See the accompanying Tables 8 and 9).

Important Information Relating to Forward-Looking Statements

This news release includes forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934. Generally the words “expects,” “believes,” “anticipates,” “plans,” “will,” “shall,” “estimates,” “projects,” and similar expressions identify forward-looking statements, which are generally not historical in nature. Forward-looking statements in this news release include, among others, express or implied statements pertaining to: the long-term demand for KMI’s assets and services; energy transition-related opportunities; KMI’s expected Net income attributable to KMI, DCF and Adjusted EBITDA for 2021 and expected Net Debt-to-Adjusted EBITDA ratio at the end of 2021; anticipated dividends; and KMI’s capital projects, including expected completion timing and benefits of those projects. Forward-looking statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management, based on information currently available to them. Although KMI believes that these forward-looking statements are based on reasonable assumptions, it can give no assurance as to when or if any such forward-looking statements will materialize nor their ultimate impact on our operations or financial condition. Important factors that could cause actual results to differ materially from those expressed in or implied by these forward-looking statements include: the impacts of the COVID-19 pandemic and the pace and extent of economic recovery; the timing and extent of changes in the supply of and demand for the products we transport and handle; commodity prices; counterparty financial risk, potential disputed purchases and sales and potential legislative or regulatory action in response to or litigation arising out of the unprecedented circumstances of the winter storm; and the other risks and uncertainties described in KMI’s reports filed with the Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the year-ended December 31, 2020 (under the headings “Risk Factors” and “Information Regarding Forward-Looking Statements” and elsewhere), and its subsequent reports, which are available through the SEC’s EDGAR system at www.sec.gov and on our website at ir.kindermorgan.com. Forward-looking statements speak only as of the date they were made, and except to the extent required by law, KMI undertakes no obligation to update any forward-looking statement because of new information, future events or other factors. Because of these risks and uncertainties, readers should not place undue reliance on these forward-looking statements.

CONTACTS
Dave Conover	Investor Relations
Media Relations	(800) 348-7320
Newsroom@kindermorgan.com	km_ir@kindermorgan.com

Table 1
Kinder Morgan, Inc. and Subsidiaries
Preliminary Consolidated Statements of Operations
(In millions, except per share amounts, unaudited)

	Three Months Ended June 30,		% change	Six Months Ended June 30,		% change
	2021	2020		2021	2020
Revenues	$3,150	$2,560		$8,361	$5,666
Operating costs, expenses and other
Costs of sales	936	441		2,945	1,104
Operations and maintenance	582	606		1,096	1,226
Depreciation, depletion and amortization	528	532		1,069	1,097
General and administrative	160	155		316	308
Taxes, other than income taxes	108	103		218	195
Loss on impairments and divestitures, net	1,602	1,005		1,598	1,976
Other income, net	(2)	—		(3)	(1)
Total operating costs, expenses and other	3,914	2,842		7,239	5,905
Operating (loss) income	(764)	(282)		1,122	(239)
Other income (expense)
Earnings from equity investments	157	176		223	368
Amortization of excess cost of equity investments	(13)	(35)		(35)	(67)
Interest, net	(377)	(395)		(754)	(831)
Other, net	20	16		243	18
(Loss) income before income taxes	(977)	(520)		799	(751)
Income tax benefit (expense)	237	(104)		(114)	(164)
Net (loss) income	(740)	(624)		685	(915)
Net income attributable to NCI	(17)	(13)		(33)	(28)
Net (loss) income attributable to Kinder Morgan, Inc.	$(757)	$(637)		$652	$(943)
Class P Shares
Basic and diluted (loss) earnings per share	$(0.34)	$(0.28)	(21)%	$0.29	$(0.42)	169%
Basic and diluted weighted average shares outstanding	2,265	2,261	—%	2,264	2,263	—%
Declared dividends per share	$0.27	$0.2625	3%	$0.54	$0.525	3%
Adjusted Earnings (1)	$516	$381	35%	$1,890	$922	105%
Adjusted Earnings per share (1)	$0.23	$0.17	35%	$0.83	$0.40	108%

Note
(1)	Adjusted Earnings is Net (loss) income attributable to Kinder Morgan, Inc. adjusted for Certain Items, see Table 2. Adjusted Earnings per share uses Adjusted Earnings and applies the same two-class method used in arriving at basic (loss) earnings per share.

Table 2
Kinder Morgan, Inc. and Subsidiaries
Preliminary Net (Loss) Income Attributable to Kinder Morgan, Inc. to Adjusted Earnings to DCF Reconciliation
(In millions, unaudited)

	Three Months Ended June 30,		% change	Six Months Ended June 30,		% change
	2021	2020		2021	2020
Net (loss) income attributable to Kinder Morgan, Inc. (GAAP)	$(757)	$(637)		$652	$(943)
Total Certain Items	1,273	1,018		1,238	1,865
Adjusted Earnings (1)	516	381	35%	1,890	922	105%
DD&A and amortization of excess cost of equity investments for DCF (2)	604	659		1,242	1,350
Income tax expense for DCF (1)(2)	170	132		589	313
Cash taxes (2)	(45)	(5)		(44)	(8)
Sustaining capital expenditures (2)	(210)	(159)		(317)	(300)
Other items (3)	(10)	(7)		(6)	(15)
DCF	$1,025	$1,001	2%	$3,354	$2,262	48%

Table 3
Kinder Morgan, Inc. and Subsidiaries
Preliminary Adjusted Segment EBDA, Adjusted EBITDA and DCF
(In millions, except per share amounts, unaudited)

	Three Months Ended June 30,		% change	Six Months Ended June 30,		% change
	2021	2020		2021	2020
Natural Gas Pipelines	$1,064	$1,016	5%	$3,158	$2,195	44%
Products Pipelines	293	227	29%	556	500	11%
Terminals	246	229	7%	473	486	(3)%
CO2	151	156	(3)%	442	331	34%
Adjusted Segment EBDA (1)	1,754	1,628	8%	4,629	3,512	32%
General and administrative and corporate charges (1)	(150)	(157)		(298)	(297)
JV DD&A and income tax expense (1)(2)	83	110		186	229
Net income attributable to NCI (1)	(17)	(13)		(33)	(28)
Adjusted EBITDA	1,670	1,568	7%	4,484	3,416	31%
Interest, net (1)	(380)	(396)		(763)	(831)
Cash taxes (2)	(45)	(5)		(44)	(8)
Sustaining capital expenditures (2)	(210)	(159)		(317)	(300)
Other items (3)	(10)	(7)		(6)	(15)
DCF	$1,025	$1,001	2%	$3,354	$2,262	48%
Weighted average shares outstanding for dividends (4)	2,277	2,274		2,277	2,275
DCF per share	$0.45	$0.44		$1.47	$0.99
Declared dividends per share	$0.27	$0.2625		$0.54	$0.525

Notes
(1)	Amounts are adjusted for Certain Items. See Tables 4 and 7 for more information.
(2)	Includes or represents DD&A, income tax expense, cash taxes and/or sustaining capital expenditures (as applicable for each item) from JVs. See Table 7 for more information.
(3)	Includes non-cash compensation associated with our restricted stock program, non-cash pension expense and pension contributions.
(4)	Includes restricted stock awards that participate in dividends.

Table 4
Kinder Morgan, Inc. and Subsidiaries
Preliminary Net (Loss) Income Attributable to Kinder Morgan, Inc. to Adjusted EBITDA Reconciliation
(In millions, unaudited)

	Three Months Ended June 30,		% change	Six Months Ended June 30,		% change
	2021	2020		2021	2020
Net (loss) income attributable to Kinder Morgan, Inc. (GAAP) (1)	$(757)	$(637)	(19)%	$652	$(943)	169%
Certain Items:
Fair value amortization	(4)	(4)		(8)	(12)
Legal, environmental and taxes other than income tax reserves	28	—		112	(8)
Change in fair value of derivative contracts (2)	28	32		42	(4)
Loss on impairments, divestitures and other write-downs, net (3)	1,600	—		1,511	371
Loss on impairments of goodwill (4)	—	1,000		—	1,600
Income tax Certain Items	(387)	(10)		(427)	(106)
Other	8	—		8	24
Total Certain Items (5)	1,273	1,018		1,238	1,865
DD&A and amortization of excess cost of equity investments	541	567		1,104	1,164
Income tax expense (6)	150	114		541	270
JV DD&A and income tax expense (6)(7)	83	110		186	229
Interest, net (6)	380	396		763	831
Adjusted EBITDA	$1,670	$1,568	7%	$4,484	$3,416	31%

Notes
(1)	In prior periods, Net (loss) income was considered the comparable GAAP measure and has been updated to Net (loss) income attributable to Kinder Morgan, Inc. for consistency with our other non-GAAP performance measures.
(2)	Gains or losses are reflected in our DCF when realized.
(3)
Three and six months ended June 30, 2021 amounts include a pre-tax non-cash impairment loss of $1,600 million related to our South Texas gathering and processing assets within our Natural Gas Pipelines business segment resulting from anticipated lower volumes and rates on contract renewals. Six months ended June 30 2021 amount also includes a pre-tax gain of $206 million associated with the sale of a partial interest in our equity investment in NGPL Holdings LLC, offset partially by a write-down of $117 million on a long-term subordinated note receivable from an equity investee, Ruby Pipeline Holding Company, L.L.C. Six months ended June 30, 2020 amount includes a pre-tax non-cash impairment loss of $350 million related to oil and gas producing assets in our CO2 business segment driven by low oil prices and $21 million for asset impairments in our Products Pipelines business segment. These amounts are reported within “Loss on impairments and divestitures, net” on the accompanying Preliminary Consolidated Statement of Operations. (See Table 1.)

(4)	Three and six months ended June 30, 2020 amounts include a non-cash impairment of goodwill associated with our Natural Gas Pipelines Non-Regulated reporting unit. Six months ended June 30, 2020 amount also includes a non-cash impairment of goodwill associated with our CO2 reporting unit.
(5)	2021 amount includes $127 million and 2020 amount includes less than $1 million reported within “Earnings from equity investments” on the accompanying Preliminary Consolidated Statement of Operations.
(6)	Amounts are adjusted for Certain Items. See Table 7 for more information.
(7)	Represents JV DD&A and income tax expense. See Table 7 for more information.

Table 5
Segment Volume and CO2 Segment Hedges Highlights
(Historical data is pro forma for acquired and divested assets, JV volumes at KMI share)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Natural Gas Pipelines
Transport volumes (BBtu/d)	36,537	35,080	36,878	36,704
Sales volumes (BBtu/d)	2,561	2,112	2,411	2,303
Gathering volumes (BBtu/d)	2,667	3,043	2,588	3,202
NGLs (MBbl/d) (1)	30	29	30	30
Products Pipelines (MBbl/d)
Gasoline (2)	1,046	762	969	862
Diesel fuel	418	371	398	365
Jet fuel	224	98	200	196
Total refined product volumes	1,688	1,231	1,567	1,423
Crude and condensate	510	479	508	590
Total delivery volumes (MBbl/d)	2,198	1,710	2,075	2,013
Terminals (1)
Liquids leasable capacity (MMBbl)	79.9	79.6	79.9	79.6
Liquids utilization %	93.6%	95.6%	93.6%	95.6%
Bulk transload tonnage (MMtons)	13.6	11.1	24.6	24.0
CO2
SACROC oil production	20.18	22.03	19.79	22.61
Yates oil production	6.70	6.62	6.42	6.83
Katz and Goldsmith oil production	2.26	2.48	2.41	2.92
Tall Cotton oil production	0.99	1.82	0.97	2.12
Total oil production - net (MBbl/d) (3)	30.13	32.95	29.59	34.48
NGL sales volumes - net (MBbl/d) (3)	9.52	9.39	9.14	9.61
CO2 sales volumes - net (Bcf/d)	0.38	0.42	0.40	0.49
Realized weighted average oil price ($ per Bbl)	$52.50	$50.31	$51.79	$52.56
Realized weighted average NGL price ($ per Bbl)	$22.58	$15.84	$21.42	$17.84

CO2 Segment Hedges	Remaining 2021	2022	2023	2024	2025
Crude Oil (4)
Price ($ per Bbl)	$50.38	$52.68	$49.86	$47.76	$49.95
Volume (MBbl/d)	25.70	16.20	9.25	3.80	1.40
NGLs
Price ($ per Bbl)	$33.81	$48.06
Volume (MBbl/d)	5.70	1.36
Midland-to-Cushing Basis Spread
Price ($ per Bbl)	$0.26	$0.73
Volume (MBbl/d)	24.55	10.25

Notes
(1)	Volumes for assets sold are excluded for all periods presented.
(2)	Gasoline volumes include ethanol pipeline volumes.
(3)	Net of royalties and outside working interests.
(4)	Includes West Texas Intermediate hedges.

Table 6
Kinder Morgan, Inc. and Subsidiaries
Preliminary Consolidated Balance Sheets
(In millions, unaudited)

	June 30,	December 31,
	2021	2020
Assets
Cash and cash equivalents	$1,365	$1,184
Other current assets	2,918	2,019
Property, plant and equipment, net	34,570	35,836
Investments	7,650	7,917
Goodwill	19,851	19,851
Deferred charges and other assets	3,821	5,166
Total assets	$70,175	$71,973
Liabilities, Redeemable Noncontrolling Interest and Stockholders' Equity
Short-term debt	$2,183	$2,558
Other current liabilities	2,876	2,516
Long-term debt	30,008	30,838
Debt fair value adjustments	1,069	1,293
Other	2,216	2,202
Total liabilities	38,352	39,407
Redeemable Noncontrolling Interest	683	728
Other stockholders' equity	31,320	31,843
Accumulated other comprehensive loss	(609)	(407)
Total KMI stockholders' equity	30,711	31,436
Noncontrolling interests	429	402
Total stockholders' equity	31,140	31,838
Total liabilities, redeemable noncontrolling interest and stockholders' equity	$70,175	$71,973

Net Debt (1)	$30,195	$32,042

	Adjusted EBITDA Twelve Months Ended
Reconciliation of Net Income Attributable to Kinder Morgan, Inc. to Adjusted EBITDA	June 30,	December 31,
	2021	2020
Net income attributable to Kinder Morgan, Inc. (GAAP)	$1,714	$119
Total Certain Items	1,265	1,892
DD&A and amortization of excess cost of equity investments	2,244	2,304
Income tax expense (2)	859	588
JV DD&A and income tax expense (2)(3)	407	449
Interest, net (2)	1,542	1,610
Adjusted EBITDA	$8,031	$6,962

Net Debt-to-Adjusted EBITDA	3.8	4.6

Notes
(1)	Amounts exclude: (i) debt fair value adjustments; and (ii) the foreign exchange impact on our Euro denominated debt of $125 million and $170 million as of June 30, 2021 and December 31, 2020, respectively, as we have entered into swaps to convert that debt to U.S.$. 2021 net debt amount includes a decrease of $506 million reflecting restricted cash reported in "Other current assets" above for cash held in escrow as of June 30, 2021 and used on July 1, 2021 for the redemption of $500 million of senior notes plus associated accrued interest.
(2)	Amounts are adjusted for Certain Items. See Table 4 for more information.
(3)	Represents JV DD&A and income tax expense. See Table 7 for more information.

Table 7
Kinder Morgan, Inc. and Subsidiaries
Preliminary Supplemental Information
(In millions, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Segment EBDA
Natural Gas Pipelines (GAAP)	$(570)	$(3)	$1,533	$1,193
Certain Items	1,634	1,019	1,625	1,002
Natural Gas Pipelines Adjusted Segment EBDA	1,064	1,016	3,158	2,195
Products Pipelines (GAAP)	265	227	513	496
Certain Items	28	—	43	4
Products Pipelines Adjusted Segment EBDA	293	227	556	500
Terminals (GAAP)	246	229	473	486
Certain Items	—	—	—	—
Terminals Adjusted Segment EBDA	246	229	473	486
CO2 (GAAP)	150	146	436	(609)
Certain Items	1	10	6	940
CO2 Adjusted Segment EBDA	151	156	442	331
Total Segment EBDA (GAAP)	91	599	2,955	1,566
Total Segment EBDA Certain Items	1,663	1,029	1,674	1,946
Total Adjusted Segment EBDA	$1,754	$1,628	$4,629	$3,512
Depreciation, depletion and amortization (GAAP)	$(528)	$(532)	$(1,069)	$(1,097)
Amortization of excess cost of equity investments (GAAP)	(13)	(35)	(35)	(67)
DD&A and amortization of excess cost of equity investments	(541)	(567)	(1,104)	(1,164)
JV DD&A	(63)	(92)	(138)	(186)
DD&A and amortization of excess cost of equity investments for DCF	$(604)	$(659)	$(1,242)	$(1,350)
General and administrative (GAAP)	$(160)	$(155)	$(316)	$(308)
Corporate benefit (charges)	10	(2)	18	(14)
Certain Items	—	—	—	25
General and administrative and corporate charges (1)	$(150)	$(157)	$(298)	$(297)
Interest, net (GAAP)	$(377)	$(395)	$(754)	$(831)
Certain Items	(3)	(1)	(9)	—
Interest, net (1)	$(380)	$(396)	$(763)	$(831)
Income tax benefit (expense) (GAAP)	$237	$(104)	$(114)	$(164)
Certain Items	(387)	(10)	(427)	(106)
Income tax expense (1)	(150)	(114)	(541)	(270)
Unconsolidated JV income tax expense (1)(2)	(20)	(18)	(48)	(43)
Income tax expense for DCF (1)	$(170)	$(132)	$(589)	$(313)
Net income attributable to NCI (GAAP)	$(17)	$(13)	$(33)	$(28)
NCI associated with Certain Items (3)	—	—	—	—
Net income attributable to NCI (1)	$(17)	$(13)	$(33)	$(28)

Table 7 (continued)
Kinder Morgan, Inc. and Subsidiaries
Preliminary Supplemental Information
(In millions, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Additional JV information
Unconsolidated JV DD&A	$(74)	$(102)	$(160)	$(205)
Less: Consolidated JV partners' DD&A	(11)	(10)	(22)	(19)
JV DD&A	(63)	(92)	(138)	(186)
Unconsolidated JV income tax expense (1)(2)	(20)	(18)	(48)	(43)
JV DD&A and income tax expense (1)	$(83)	$(110)	$(186)	$(229)
Unconsolidated JV cash taxes (2)	$(34)	$(6)	$(34)	$(10)
Unconsolidated JV sustaining capital expenditures	$(32)	$(26)	$(52)	$(52)
Less: Consolidated JV partners' sustaining capital expenditures	(2)	(1)	(3)	(2)
JV sustaining capital expenditures	$(30)	$(25)	$(49)	$(50)

CO2 Segment EBDA (GAAP) to CO2 Segment FCF Reconciliation
CO2 Segment EBDA (GAAP)	$150	$146	$436	$(609)
Certain Items:
Change in fair value of derivative contracts	1	10	6	(10)
Loss on impairments	—	—	—	950
CO2 Segment Certain Items	1	10	6	940
Capital expenditures (4)	(45)	(53)	(84)	(123)
CO2 Segment FCF (1)	$106	$103	$358	$208

Notes
(1)	Amounts are adjusted for Certain Items.
(2)	Amounts are associated with our Citrus, NGPL and Products (SE) Pipe Line equity investments.
(3)	Three and six months ended June 30, 2021 and 2020 amounts each include less than $1 million of noncontrolling interests associated with Certain Items.
(4)	Includes sustaining and expansion capital expenditures for our CO2 segment.

Table 8
Kinder Morgan, Inc. and Subsidiaries
Reconciliation of Projected Net Income Attributable to Kinder Morgan, Inc. to Projected DCF
(In billions, unaudited)

2021 Projected Guidance
Net income attributable to Kinder Morgan, Inc. (GAAP)	$1.7
Total Certain Items	1.2
DD&A and amortization of excess cost of equity investments for DCF (1)	2.6
Income tax expense for DCF (1)(2)	0.9
Cash taxes (1)	(0.1)
Sustaining capital expenditures (1)	(0.9)
Other items (3)	—
DCF	$5.4

Table 9
Kinder Morgan, Inc. and Subsidiaries
Reconciliation of Projected Net Income Attributable to Kinder Morgan, Inc. to Projected Adjusted EBITDA
(In billions, unaudited)

2021 Projected Guidance
Net income attributable to Kinder Morgan, Inc. (GAAP)	$1.7
Total Certain Items	1.2
DD&A and amortization of excess cost of equity investments	2.2
Income tax expense (2)	0.8
JV DD&A and income tax expense (1)	0.5
Interest, net (2)	1.5
Adjusted EBITDA	$7.9

Notes
(1)	Includes or represents DD&A, income tax expense, cash taxes and/or sustaining capital expenditures (as applicable for each item) from JVs.
(2)	Amounts are adjusted for Certain Items.
(3)	Aggregate adjustments for Other items (such as non-cash pension expense and non-cash compensation associated with our restricted stock program) are currently estimated to be less than $100 million.